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                                                                    EXHIBIT 99.1

PINNACLE AIRLINES APRIL TRAFFIC
PINNACLE ACCEPTS 7 NEW CRJ AIRCRAFT IN APRIL


Memphis Tenn. (May 11, 2004) Pinnacle Airlines, Inc. (NASDAQ: PNCL) released its passenger traffic levels for April 2004 today.

In April, Pinnacle operated 313.3 million Available Seat Miles (ASMs), an increase of 60.8% over April 2003 levels. Revenue Passenger Miles (RPMs) grew 76.8% to 219.5 million. Pinnacle transported 493,323 Customers, up 49.3%.

Additionally, Pinnacle accepted delivery of seven new Canadair Regional Jets during the calendar month of April, setting a record for the airline. Pinnacle received a total of 18 aircraft between January 1, 2004 and April 30, 2004.


                               APRIL 2004 TRAFFIC

                                   2004          2003       CHANGE
               ASMs (000)       313,277       194,831        60.8%
               RPMs (000)       219,451       124,119        76.8%
               Load Factor         70.1%         63.7%        6.4
               Passengers       493,323       330,321        49.3%

                              YEAR-TO-DATE TRAFFIC


                                     2004            2003       CHANGE
               ASMs (000)       1,131,966         707,383        60.0%
               RPMs (000)         732,549         417,512        75.5%
               Load Factor           64.7%           59.0%        5.7
               Passengers       1,722,316       1,158,834        48.6%


Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis-St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 2,200 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.


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